Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Public Offering of Common Stock

HOUSTON, TEXAS — August 7, 2013 — Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced that it has filed a preliminary prospectus supplement to its existing shelf registration statement with the U.S. Securities and Exchange Commission relating to an underwritten public offering of 38,000,000 shares of its common stock.  The underwriters will also have a 30-day option to purchase up to 5,700,000 additional shares of common stock from Halcón to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering to repay a portion of the outstanding borrowings under its senior secured revolving credit facility, which has been, and will continue to be, drawn upon to partially fund acquisitions of both leasehold and producing properties in core areas.

Barclays and BMO Capital Markets are acting as joint book-running managers in connection with this offering.

The offering will be made only by means of a prospectus, forming a part of Halcón’s effective shelf registration statement, related prospectus supplement and other related documents. You may obtain these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Additionally, copies of the preliminary prospectus supplement may be obtained from:

•                  Barclays c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, New York 11717, or by email at barclaysprospectus@broadridge.com, or by calling (888) 603-5847; or

•                  BMO Capital Markets, Attn: Syndicate Department, 3 Times Square, 27th Floor, New York, New York 10036, or by email at bmoprospectus@bmo.com, or by calling (800) 414-3627.

Before you invest, you should read the prospectus supplement and accompanying base prospectus, along with other documents that the Company has filed with the Securities and Exchange Commission, for more complete information about Halcón and this offering.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in Halcón’s Annual Report on Form 10-K for the year ended December 31, 2012 and other subsequent filings with the Securities and Exchange Commission.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof.  The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:
Scott M. Zuehlke
VP, Investor Relations
Halcón Resources
(832) 538-0314